Exhibit 10.1

RELEASE AND SEVERANCE AGREEMENT

This RELEASE AND SEVERANCE AGREEMENT (“Agreement”) is made and entered into by and between Broadwing Corporation (“the Company”) and David R. Huber (“Dr. Huber”) on this 31st day of January 2006 (the “Effective Date”).

THIS AGREEMENT CONTAINS A RELEASE AND WAIVER OF YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS WELL AS OTHER FEDERAL, STATE AND LOCAL LAWS PROTECTING DR. HUBER’S RIGHTS. IF YOU SIGN THIS AGREEMENT, YOU ARE WAIVING ALL OF YOUR RIGHTS TO ASSERT ANY CLAIMS UNDER THESE LAWS. PLEASE READ THIS AGREEMENT CAREFULLY AND, IF YOU WISH, SEEK THE ADVICE OF AN ATTORNEY REGARDING THE LEGAL EFFECT OF SIGNING THIS AGREEMENT.

1. RESIGNATION FROM EMPLOYMENT. Upon execution of this Agreement, Dr. Huber resigns from employment with the Company.

2. SETTLEMENT CONSIDERATION. On the eighth day following the Dr. Huber’s execution of this Agreement, the Company shall provide the following consideration (the “Severance Consideration”):

A.	Pay Dr. Huber the sum of $400,000.00, less applicable withholdings and deductions, which is an amount equal to one year’s base pay;

B.	Provide for the continuation of health benefits for 18 months or for as long as Dr. Huber remains on the Board of Directors, whichever is longer, provided however, that upon the termination of Dr. Huber’s service on the Board of Directors, the Company shall allow Dr. Huber to continue his participation in all health benefits which it is able, at Dr. Huber’s option and expense, for a period of six (6) months; and

C.	Provide for all stock options and restricted stock held by Dr. Huber in the Company be vested in full and that stock option agreements shall be and are hereby amended to provide that they will continue to be exercisable until ten years after the date of the grant, the maximum period of exercisability under the relevant stock option or long-term incentive plan.

Dr. Huber acknowledges and agrees that this Severance Consideration does not constitute monies to which Dr. Huber would otherwise be entitled as a result of his prior employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of Dr. Huber set forth in this Agreement.

3. RELEASE OF CLAIMS.

A. DR. HUBER’S RELEASE. Dr. Huber agrees that, on behalf of himself and his insurers, accountants, proxies, executors, administrators, spouse, family members, representatives, attorneys, agents, successors, assigns, and partners, he hereby agrees to release, and forever discharge the Company, as well as its respective current and former shareholders, principals, officers, directors, attorneys, agents, employees, parent companies, majority-owned subsidiaries, affiliates, including without limitation Corvis Operations, Inc., successors and assigns, in their individual or business capacities, (otherwise referenced, collectively, as “the Company Released Parties,” in this Agreement), jointly and severally, from any personal injuries, claims, damages, fees, costs, or other equitable or common law relief for any causes of action, obligations, liabilities, contracts, torts, claims, demands, or suits, of whatever character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, through the Effective Date of this Agreement, arising out of or relating to his prior employment with the Company, his resignation and/or termination from employment with the Company, and any other actions committed by the Company or any of its respective current or former employees or agents through the Effective Date of this Agreement. This release agreement shall apply specifically, but not be limited to, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Maryland Fair Employment Practices Act, the Texas Commission on Human Rights Act, as well as any claims for salary, wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, and/or torts for any and all alleged acts, omissions, or events through the Effective Date of this Agreement, provided, however, that nothing in this Agreement shall be construed to waive, release, forfeit, abridge, deny, reduce, or impair Dr. Huber from collecting any amounts due to him under the Company’s pension or 401K benefit plans. Dr. Huber shall be entitled to distributions from those plans in accordance with their respective terms and provisions. Notwithstanding the foregoing, Dr. Huber shall be entitled to wages and shall be reimbursed for any expenses incurred by Dr. Huber through January 31, 2006, in accordance with Company policy. Furthermore, nothing in this Agreement shall be construed to waive, release, forfeit, abridge, deny, reduce, or impair Dr. Huber from continuing his medical insurance at his own expense in accordance with the Federal COBRA statute.

B. COMPANY’S RELEASE. The Company agrees that, on behalf of itself, its officers (in their capacity as such), directors (in their capacity as such), parent companies and majority-owned subsidiaries, including without limitation Corvis Operations, Inc., and its successors and assigns, it hereby agrees to release and forever discharge Dr. Huber, as well as his insurers, accountants, proxies, executors, administrators, spouse, family members, representatives, attorneys, agents, employees, successors, assigns, and partners (otherwise referred to collectively, as “Dr. Huber’s Released Parties,” and, with the Company Released Parties, collectively referred to as the “Released Parties” in this Agreement), jointly and severally, from any claims, damages, fees, costs, or other equitable or common law relief for any causes of action, obligations, liabilities, contracts, torts, claims, demands, or suits, of whatever character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, through the Effective Date of this Agreement, arising out of or relating to his prior employment with the Company and his resignation and/or termination from employment with the Company. This release agreement shall apply specifically, but not be limited to, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing (as generally applicable to employees), refusal to perform an illegal act, and/or torts for any and all alleged acts, omissions, or events through the Effective Date of this Agreement.

4. NO FILING OF CLAIMS. Each party hereto represents and warrants that it does not presently have on file and will not hereafter file any lawsuits, claims, charges, grievances or complaints against the other party and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the other party hereto or their Released Parties occurring prior to the date of this Agreement that are released pursuant to Section 3. Each party hereto further understands and agrees, whether or not in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims and hereby expressly waives and relinquishes any and all claims, rights or benefits that each party hereto may have which are unknown at the time of the execution of this Agreement.

5. LITIGATION. The Company shall defend and indemnify Dr. Huber and shall hold Dr. Huber harmless against all past, present and future claims, judgments, fines, amounts paid in settlement, and reasonable expenses incurred by Dr. Huber in connection with the defense of any action or proceeding in which Dr. Huber is a party by reason of his position as Chief Executive Officer and a member of the Board of Directors of the Company, or for any acts or omissions made by Dr. Huber in good faith in the performance of any of his duties hereunder, including duties undertaken as an officer or director of any affiliated company or entity; provided, however, that such indemnity shall not violate or expand Delaware General Corporate Law or the provisions contained within the Company’s By-laws and charter, or the affiliated company or entity’s By-laws or charter, addressing the indemnification of its directors, officers and authorized representatives for actions of the nature described herein.

6. TAX ISSUES. The Parties will report, as may be required by law for income tax purposes, their respective payment and receipt of the Severance Consideration. Each party shall bear his or its respective tax liabilities, if any, arising from this settlement. Dr. Huber acknowledges that the Released Parties have made no representations to him regarding the tax consequences of any amount received by him pursuant to the terms of this Agreement. Dr. Huber agrees to indemnify the Company for any tax liability resulting from this payment, including, without limitation, penalties, interest, and withholding.

7. CONFIDENTIALITY. Dr. Huber understands and agrees that he will continue to be bound by the Company’s Code of Conduct concerning the prohibited use of the Company’s confidential information, for two (2) years subsequent to the Effective Date of this Agreement.

8. TRADE SECRETS. Dr. Huber acknowledges and agrees that, during his employment with the Company, he has had access to certain Confidential Information concerning the Company’s business and business activities. For purposes of this section, the term “Confidential Information” includes, but is not limited to, the Company’s formulas, patterns, devices, secret inventions, processes, compilations of information, records, specifications, files, documents, drawings, equipment, financial data, customer lists, special agreements, marketing information, marketing and/or promotional techniques and methods, pricing information and procedures, purchasing information and procedures, sales policies and procedures, employee lists, office policies and procedure manuals, books and publications, business records, advertising methods and schemes, computer records, computer printouts, “know-how” plans, programs, sources of supplies and inventory, and other similar information created, compiled, or owned by the Company. Confidential Information shall not include any information that enters the public domain not through any action of Dr. Huber, or becomes generally commercially available. Subsequent to the Effective Date of this Agreement, Dr. Huber agrees not to utilize or disclose any such Confidential Information for any purpose, or to any person, without the written consent of an Officer of the Company, provided, however, notwithstanding the foregoing, Dr. Huber may continue to utilize and disclose any such Confidential Information in his capacity as a director of the Company and subject to his obligations as such. Furthermore, by signing this Agreement, Dr. Huber acknowledges that upon ceasing to be a director of the Company he will return all documents in his possession containing any Confidential Information, as defined above. Dr. Huber acknowledges and agrees that, in the event of any breach of this provision, the Company will suffer immediate and irreparable harm which cannot adequately be measured or calculated in terms of monetary damages, and that immediate temporary and permanent injunctive relief shall be appropriate, in addition to any other legal or equitable remedies available under applicable law. Furthermore, in the event of any breach of this provision, the Company shall be entitled to recover from Dr. Huber its reasonable expenses, including attorneys’ fees incurred in the enforcement of this provision, in addition to any other legal or equitable relief available under applicable law.

9. INTELLECTUAL PROPERTY. The Parties hereto agree that any intellectual property, including without limitation, inventions, patents, copyrights, business plans, and know-how that Dr. Huber possessed prior to his employment with the Company shall remain solely the property of Dr. Huber.

10. COOPERATION. Dr. Huber acknowledges and agrees that all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Dr. Huber may solely or jointly have conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time Dr. Huber was employed by the Company (collectively referred to as “Inventions”) belong to and are considered the property of the Company. As such, Dr. Huber shall cooperate with the Company, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, maskwork rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Dr. Huber further agrees that Dr. Huber’s obligation to execute or cause to be executed, when it is in Dr. Huber’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Dr. Huber’s mental or physical incapacity or for any other reason to secure Dr. Huber’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the

Company as above, then Dr. Huber hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Dr. Huber’s agent and attorney in fact, to act for and in Dr. Huber’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Dr. Huber.

In addition, Dr. Huber shall cooperate with the Company and its majority-owned subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Dr. Huber being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents, which are or may come into Dr. Huber’s possession, all at times and on schedules that are reasonably consistent with Dr. Huber’s other permitted activities and commitments). In the event the Company requires Dr. Huber’s cooperation in accordance with this paragraph, the Company shall reimburse Dr. Huber for reasonable out-of-pocket expenses incurred in connection therewith (including travel, lodging, meals, and reasonable legal expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses).

11. NON-INTERFERENCE. Dr. Huber acknowledges and agrees that, for one (1) year subsequent to the Effective Date of this Agreement, he will not directly or indirectly, as an officer, director, shareholder, agent, employee, contractor or consultant of any person, proprietorship, partnership, corporation, or other company or business, either: (i) hire, solicit, entice, induce, interfere with, or contact any employee of the Company, for the purpose of persuading or influencing such employee to terminate his/her employment with the Company; or (ii) indirectly aid, assist, or abet any other person, company, or business, in hiring, soliciting, enticing, interfering with, or contacting any employee of the Company, for the purpose of persuading or influencing such employee to terminate his employment with the Company. Employee understands and agrees that an individual shall be deemed an employee of the Company for a period of six (6) months following the termination of their employment with the Company unless such employee is terminated by the Company for any reason. In addition, the Employee acknowledges and agrees that, for one (1) year subsequent to the Effective Date of this Agreement, he will not directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers. This paragraph is geographically limited to (i) the United States, or (ii) any location, storefront, address or place of business where a Covered Client or Customer is present and available for solicitation at that time. Dr. Huber further agrees that he may not avoid the purpose or intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

12. RESERVED.

13. NO LIMITATION. Nothing in this Agreement or the existence of this Agreement shall limit either party’s obligations under the Operating Agreement, dated August 30, 1999, by and between Corvis Corporation and Acme Gratings Inc., and any all related agreements.

14. TIME LIMITS. Dr. Huber acknowledges and agrees that he shall be entitled to twenty-one (21) days to consider the terms and provisions of this Agreement prior to signing. Moreover, Dr. Huber acknowledges that this Agreement was forwarded to him for consideration on the 31st day of January 2006.

15. REVOCATION. Dr. Huber acknowledges that he shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the Effective Date of this Agreement, by providing written notice of such revocation to the Employer at its regular business address. Dr. Huber understands and agrees that the Severance Consideration will not be paid by the Employer until after the expiration of this seven (7) day revocation period.

16. ARBITRATION. In the event there is an unresolved legal dispute between the parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Dr. Huber and the Company, the parties agree to submit their dispute to binding arbitration under the authority of the Federal Arbitration Act; provided, however, that the Company may pursue a temporary restraining order and/or preliminary injunctive relief, with related expedited discovery for the parties, in a court of law or equity, and, thereafter, require arbitration of all issues of final relief. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision. The Arbitration will be conducted by the American Arbitration Association pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. Each party will be allowed at least one deposition. Notwithstanding the foregoing, each party to arbitration shall select one (1) arbitrator, and those two (2) arbitrators will jointly select a third (3rd) arbitrator with no previous relationship to either party. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The Company will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Columbia, Maryland, or another mutually agreeable site. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above or required by law, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

17. ATTORNEYS’ FEES. Dr. Huber understands and agrees that in any dispute between the Company and Dr. Huber regarding the terms of this Agreement and/or any alleged breach thereof,

that the prevailing party will be entitled to recovery the costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law or contrary to another provision of this Agreement.

18. CHOICE OF LAW/VENUE. This Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Maryland or federal law, where applicable.

19. ENTIRE AGREEMENT. It is expressly understood and agreed that this Agreement, the Consent of the Board of Directors of Broadwing Corporation and the Consent of the Compensation Committee of Broadwing Corporation (as ratified by the Board of Directors) relating to the subject matter hereto, and executed on the same date hereof (the “Related Documents”), embody the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, or understandings between and among them. No oral understandings, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement and the Related Documents exist. This Agreement and the Related Documents may not be changed by oral representations, and may only be amended by written instrument executed by a duly authorized representative of each of the Parties, or their respective successors or assigns. Furthermore, this Agreement was drafted jointly by Dr. Huber and the Company and their respective legal advisors, and is not to be construed or interpreted against any of the parties on the grounds of sole or primary authorship.

20. NON-ASSIGNMENT. The Parties acknowledge and represent that each respective party is legally competent to execute this Agreement. Dr. Huber hereby acknowledges and represents that he has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action, and/or cause of action he has, may have, or may claim to have against the Released Parties, and Dr. Huber agrees to indemnify and hold harmless all persons or corporate entities released in this Agreement from any and all injuries, harm, damages, costs, losses, expenses, and/or liability, including reasonable attorneys’ fees and court costs incurred as a result of any claims or demands which may hereafter be asserted against any such released persons or entities by, through, or by virtue of, an assignment or other transfer by Dr. Huber.

21. NO ADMISSION OF LIABILITY. Dr. Huber acknowledges and agrees that nothing in this Agreement shall be construed as an admission of any liability for any claim in connection with Dr. Huber’s prior employment with the Company.

22. INVALID CLAUSE. Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

23. LEGAL CONSULTATION. Dr. Huber acknowledges that he was advised by the Company to seek legal advice prior to executing this Agreement and that he has been provided with adequate time to seek legal counsel prior to executing this Agreement. The Parties acknowledge and agree that all parties shall bear their own attorneys’ fees and costs in connection with the negotiation, preparation, and execution of this Agreement.

24. VOLUNTARY WAIVER OF RIGHTS. Dr. Huber further acknowledges and agrees that he is voluntarily entering into this Agreement after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.

25. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, I have executed this Agreement on the date provided below.

DAVID R. HUBER

BY:	/s/ David R. Huber

DATED:	31 Jan 2006

STATE OF MARYLAND	)
)
COUNTY OF HOWARD	)

Before me Peggy France, on this day personally appeared David R. Huber, known to me (or proved to me on the oath of                      or through (description of identity card or other document) to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 31st day of January, 2006.

/s/ Peggy France
Notary Public

My Commission Expires: 11/1/2008

(seal)

BROADWING CORPORATION

BY:	/s/ Kim D. Larsen

TITLE:	SVP, GC
DATE:	January 31, 2006

STATE OF TEXAS	)
)
COUNTY OF TRAVIS	)

Before me Nanette Marino on this day personally appeared Kim D. Larsen, of Broadwing Corporation, known to me (or proved to me on the oath of himself or through (description of identity card or other document) to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 31st day of January, 2006.

/s/ Nanette Marino
Notary Public

My Commission Expires:

11